EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of BabyUniverse, Inc. for the offer and sale of up to 1,126,357 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2007 with respect to the consolidated financial statements of eToys Direct, Inc. as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007 and January 28, 2006 and the period from May 10, 2004 (inception) to January 29, 2005 to be filed with the Securities and Exchange Commission on or about October 30, 2007.

/s/ Ernst & Young LLP
Denver, Colorado
October 30, 2007